USHOWUS CO., INC.

ARTICLES OF INCORPORATION

CERTIFICATE OF AMENDMENT
ARTICLES OF INCORPORATION
(Before Payment of Capital or Issuance of Stock)

FILE # C31914-00
FEB 02 2001
IN THE OFFICE OF
\S\ Dean Heller
DEAN HELLER, SECRETARY OF STATE

CORPORATE ADVISORY SERVICE, INC.
Name of Incorporator

certify that:

1.	He constitutes two-thirds of the original incorporators USHOWUS CO,, INC. a Nevada
Corporation.

2.	The original Articles were filed in the Office of the Secretary of State on 12/1/00.

3.	As of the date of this certificate, no stock of the corporation has been issued.

They hereby adopt the following amendments to the Articles of Incorporation of the corporation:

Article FOURTH is amended to read as follows:

FOURTH:

That the voting common stock authorized may be issued by the corporation is TWENTY million (20,000,000) shares of stock with a nominal or par value of .001 and no other class of stock shall be authorized. Said shares with a nominal or par value may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

\s\ Sara Zaro
Signature

Amend - 1